Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-687-0300 grodrigues@aware.com	Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports First Quarter Financial Results

Company Reaffirms Expectation to Deliver Double-Digit Revenue and ARR Growth in 2024

Cost Optimization Initiatives Drive $0.6 Million Reduction in Operating Loss to $1.0 Million in Q1 2024

BURLINGTON, MASS. – May 2, 2024– Aware, Inc. (NASDAQ: AWRE), a global biometric platform company that uses data science, machine learning, and artificial intelligence to tackle everyday business and identity challenges through biometric solutions, today reported financial results for the first quarter ended March 31, 2024.

First Quarter 2024 and Recent Operational Highlights Year 2023 Financial Highlights

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Total revenue increased 3% year-over-year to $4.4 million.
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Recurring revenue increased 3% year-over-year to $3.1 million (or 71% of total revenue), underscoring the Company’s continued drive to secure and expand its recurring revenue base.
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Operating expenses decreased $0.5 million, or 8% year-over-year, to $5.7 million, highlighting the Company's ongoing cost optimization efforts. Management anticipates that recently implemented cost-reduction measures will further reduce the Company's operating expenses.
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Expanded the use of Aware’s technology with a major federal government agency to include enrolling their employees' and contractors' biometric and biographic data. Aware’s technology is used by dozens of agencies within all three branches of the U.S. federal government.
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Broadened Aware’s footprint in Latin America and Turkey with the onboarding of new customers such as Imply, a Brazilian company that provides ticketing, access control, cashless solutions, ATMs, and more; OpenPass, a prominent online financial platform in Argentina; as well as another leading bank in Turkey
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Showcased Aware’s cutting-edge authentication solutions for government agencies, commercial organizations, and law enforcement at Training Magazine’s, Training 2024 Conference & Expo, Channel Partners Conference & Expo, and recently, International Security Conference (“ISC West”).
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Maintained a strong balance sheet with cash, cash equivalents, and marketable securities of $28.5 million as of March 31, 2024.

Management Commentary

“Following a transformative year in 2023, our first quarter results demonstrate Aware's continued commitment to achieving sustainable growth by expanding our recurring revenue customer base while optimizing our cost structure," said Robert Eckel, Chief Executive Officer and President of Aware. "During the first quarter, we successfully onboarded several new customers and expanded our relationships with existing customers, including a major federal government agency and a leading bank in Turkey. We expect these engagements to contribute to the ongoing growth of our recurring revenue base. Moreover, the strategic cost-optimization initiatives we implemented last year and the first quarter of 2024, including a cumulative reduction of over ten percent of our headcount, have considerably streamlined our cost structure, consequently lowering our revenue breakeven point. We anticipate that, upon completion by the end of the second quarter, our quarterly operating expenses should represent a substantial improvement compared to our quarterly operating expense run rate in 2023, as demonstrated in the first quarter of 2024.

“As we look to the future, our expanding pipeline of opportunities and increasing partner acquisition momentum, combined with our growing base of recurring revenue and enhanced operating leverage, position us well to achieve sustainable growth and positive cash flow. With these advantages, we are well positioned and have the resources to strategically invest in customer acquisition, enablement, and backend fulfillment to support our growth objectives.”

First Quarter 2024 Financial Results

Revenue for the first quarter of 2024 was $4.4 million, compared to $4.3 million in the same year-ago period. The increase in revenue was primarily due to higher software maintenance revenue recognized related to contracts awarded in Q3 of 2023.

Recurring revenue for the first quarter of 2024 totaled $3.145 million, an increase of 3% compared to $3.062 million in the first quarter of 2023.

Net loss for the first quarter of 2024 totaled $1.0 million, or $(0.05) per diluted share, which represents a 30% improvement compared to net loss of $1.6 million, or $(0.07) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled to net loss below) for the first quarter of 2024 totaled $1.0 million, compared to adjusted EBITDA loss of $1.4 million in the same year-ago period. The year-over-year improvement in Adjusted EBITDA loss was primarily due to lower operating expenses.

Cash, cash equivalents, and marketable securities totaled $28.5 million as of March 31, 2024, compared to $30.9 million as of December 31, 2023. The decrease in cash, cash equivalents, and marketable securities is primarily related to our operating loss and the timing of collections of accounts receivable.

Webcast

Aware management will host a webcast today, May 2, 2024, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Thursday, May 2, 2024

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware
Aware is a global biometric identity platform company that uses data science, machine learning, and artificial intelligence to tackle everyday business and identity challenges through biometric solutions. For over 30 years we’ve been a trusted name in the field. Aware’s offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Our algorithms are based on diverse operational data sets from around the world, and we prioritize making biometric technology in an ethical and responsible manner. Aware is a publicly held company (NASDAQ: AWRE) based in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvi) our business may be affected by government regulations and adverse economic conditions; and xvii) we may make acquisitions that could adversely affect our results, xviii) we may have additional tax liabilities and xix) our cost optimization initiatives may not produce expected long-term expense reductions..

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2023 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue:
Software licenses	$2,147	$2,105
Software maintenance	2,160	1,835
Services and other	114	365
Total revenue	4,421	4,305

Costs and expenses:
Cost of services and other revenue	276	298
Research and development	2,182	2,381
Selling and marketing	1,891	1,991
General and administrative	1,334	1,504
Total costs and expenses	5,683	6,174
Operating loss	(1,262)	(1,869)
Interest income	280	301
Net loss	$(982)	$(1,568)

Net loss per share – basic	$(0.05)	$(0.07)
Net loss per share – diluted	$(0.05)	$(0.07)
Weighted-average shares – basic	21,085	21,033
Weighted-average shares – diluted	21,085	21,033

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$14,315	$10,002
Marketable securities	14,214	20,913
Accounts and unbilled receivables, net	5,324	3,855
Property and equipment, net	543	579
Goodwill and intangible assets, net	5,408	5,511
Right of use assets	4,188	4,260
All other assets, net	1,108	1,176

Total assets	$45,100	$46,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expense	$1,822	$1,986
Deferred revenue	5,433	5,537
Operating lease liability	4,421	4,475
Total stockholders’ equity	33,424	34,298

Total liabilities and stockholders’ equity	$45,100	$46,296

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on a term arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

We define ARR as the amount of annualized recurring revenue that is likely to continue in the future, such as annual maintenance and subscription contracts. We use ARR as a metric to assess the trajectory of our recurring revenue and we believe that ARR assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss, the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three months ended March 31, 2024 and 2023 and for the three months ended December 31, 2023 and our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three months and year ended March 31, 2024 and 2023.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net loss	$(982)	$(4,238)	$(1,568)
Depreciation and Amortization	140	141	149
Stock based compensation	162	428	335
Loss on write-off of note receivable	—	2,695	—
Interest Income	(280)	(303)	(301)
Provision for income taxes	—	59	—
Adjusted EBITDA	$(960)	$(1,218)	$(1,385)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Recurring revenue:
Software subscriptions	$985	$1,492	$1,227
Software maintenance	2,160	2,183	1,835
Total recurring revenue	3,145	3,675	3,062

Non-recurring revenue:
Software licenses	1,162	502	878
Services and other	114	197	365
Total non-recurring revenue	1,276	699	1,243
Total revenue	$4,421	$4,374	$4,305

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Aware is a registered trademark of Aware, Inc.